EXHIBIT 2

                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of September 24, 1998 ("Execution Date") by and among FIRST GOLF CORPORATION, a South Dakota corporation ("FGC"), W. SAMUEL GUNDERSON ("Stockholder") and FIRST GOLF ACQUISITION CORPORATION, a Nevada corporation ("Buyer"), a wholly-owned subsidiary of CEC PROPERTIES, INC., a Delaware corporation ("CEC").


                                 R E C I T A L S

         A. FGC engages in the business of construction management of golf courses. Stockholder is the president, director and sole stockholder of FGC. Stockholder and FGC are sometimes collectively referred to in this Agreement as "Seller."

         B. Seller desires to sell the assets (as that term is defined in Section 1) to the Buyer, and the Buyer desires to purchase the Assets from Seller, upon the terms and subject to the conditions contained in this Agreement.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the foregoing recitals and premises, and the mutual promises, agreements, representations and warranties herein contained, the parties hereto agree as follows:

         1. CERTAIN DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meaning indicated unless the context requires otherwise.

                  "Assets" means and includes all assets of FGC, whether tangible or intangible, including without limitation, all trademarks; tradenames; service marks; inventory; fixed assets; fixtures, files, computers and computer software, furnishings and equipment; and supplies' prepaid items; customer lists; transferable licenses, permits and registrations, work-orders, facility leases, management agreements and contract rights. A list of such items is attached hereto as
         Schedule 1. "Assets" does not include cash or accounts receivable.

                  "Closing" refers to the closing of the Asset purchase transaction and the exchange and delivery of all of the documents and consideration generally described in this Agreement.

                  "Closing Date" means October 1, 1998 or such earlier date as provided in Section 9 below.

                  "Execution Date" refers to the date all parties have agreed to have signed this Agreement, which date is set forth above.

                  "Interim Period" refers to the period from the Execution Date to and including the Closing Date.

         2. AGREEMENT TO SELL AND TRANSFER THE ASSETS. Upon the terms and subject to all of the conditions contained herein and upon the performance by the parties hereto of their obligations hereunder, Seller hereby agrees to sell, assign, transfer and deliver to the Buyer, on and as of the Closing Date, all of the Assets, by delivering to the Buyer at the Closing appropriate assignments, conveyances and bills of sale validly transferring the Assets to the Buyer as required by the terms of this Agreement.

         3. PURCHASE PRICE FOR THE ASSETS.

            3.1 PURCHASE PRICE AND ADJUSTMENT. As a consideration for the Buyer's purchase of the Assets, and upon and subject to all of the terms and conditions contained herein and upon the performance by each of the parties hereto of their obligations hereunder, the Buyer agrees to pay the following ("Purchase Price"):

                3.1.1. Subject to the hereinafter described conditions Buyer shall pay the following payments and shall deliver to Seller shares of CEC Common Stock, $.01 par value in the following amounts at the following times:


                                                          On the Seven Month
                                                          Anniversary Date
      Consideration                     At Closing        of the Closing
      -------------                     ----------        ------------------

      Cash                              $125,000          $75,000

      Shares of CEC Common Stock         640,000           _

                       3.1.1.1. Of the shares provided hereinabove to be delivered to Seller at the Closing Buyer will deliver 194,560 of such shares to John Inman and Charles Bradley, divided as Seller shall advise Buyer provided they each agree to execute a copy of Schedule 10 in connection with and as a condition to such delivery.

                       3.1.1.2. Of the shares provided hereinabove to be delivered to Seller at the Closing, Buyer will deliver 336,000 of said shares to a mutually agreed upon Pledgeholder, to be held in pledge pursuant to the terms of the Pledge Agreement attached hereto as Schedule 3.1.1.2. The Pledge provides that subject to the following conditions 176,000 of the shares are released to Seller following the fiscal year ending October 31, 1999 and 160,000 shares are released following the fiscal year ending October 31, 2000, with any remaining undelivered shares subject to delivery following the fiscal year ending October 31, 2001. However, in the event the "Net Earnings" before taxes, to Buyer as a result of the acquisition of the Assets for each of the two full fiscal years of Buyer subsequent to the Closing Date commencing with the fiscal year ending October 31, 1999, shall not equal at least One Million Six Hundred Thousand Dollars ($1,600,000) per year (the "Target Earnings") then and in that event the number of shares to be delivered to Seller for the applicable year shall be reduced by a percentage determined as follows:

                  Target Earnings:                           $1,600,000
                  Stock to be disbursed for fiscal 1999:     176,000 shares


         Assume as an example that Net Earnings are $1,000,000 then the following calculations shall take place:

                  Target Earnings:                           $1,600,000
                  Actual Net Earnings:                       (1,000,000)
                                                             -----------

                                                   1,000,000 / 1,600,000 = .625
                                                              ----------

                                                                 176,000
                                                                x   .625
                                                              -----------
                                                                 110,000 shares

Accordingly, the number of shares delivered would be reduced to 110,000. In the event the number of shares to be delivered is insufficient to meet the shortfall, as in the case of a loss situation, then Seller shall return a sufficient number of shares from the shares already received as is necessary so as to meet the difference. Notwithstanding the foregoing, in the event that at the conclusion of the delivery of shares following fiscal year end October 31, 2000, shares still remain in pledge, then and in that event the calculations shall again be made following the end of the fiscal year ending October 31, 2000. To the extent that Actual Net Earnings exceed the 1,600,000 Target in the third year then any remaining shares shall be released from the pledge pursuant to the same formula as they were held back in any previous year. "Net Earnings" shall be determined in accordance with generally accepted accounting principles but excluding expenses solely related to the operations of CEC.

                3.1.2. If the average closing bid and asked price of the CEC common stock as traded in the public market in which such stock trades shall for ten (10) days preceding October 31, 2000 (the "Average Price") be less than three dollars and twelve cents ($3.12) per share then, provided Seller shall still own the shares issued pursuant to this Agreement, Buyer shall, within forty-five (45) days deliver to Seller additional shares of CEC common stock so that the Average Price of all shares delivered to Seller pursuant to the terms of this agreement will aggregate no less than two million dollars ($2,000,000), but in no event shall the number of additional shares delivered hereunder exceed 445,440 shares. To the extent the total shares delivered hereunder are less than 640,000 then the $2,000,000 aggregate number will be reduced by $3.12 for each share less than 640,000 shares delivered. Notwithstanding the foregoing, in the event Seller has the right to sell all or any portion of the shares received pursuant to this Agreement as a result of registration rights granted hereby or otherwise for a price per share of at least three dollars and twelve cents ($3.12) and Seller chooses not to sell said shares then and in that event the guaranty pursuant to this Section 3.1.2 shall thereupon expire as to such shares.

                3.1.3. CEC shall, at its sole expense, include with any registration it files on Form S-1, subsequent to the filing it intends to make within the next three (3) months, the shares to be issued pursuant to this Agreement. CEC agrees to execute and deliver at the closing a Registration Rights Agreement in substantially the form attached hereto as Schedule 3.1.4 to give effect to such registration rights.

            3.2 CLOSING DELIVERY. At the Closing Date, the Buyer will deliver the funds and shares to Seller to be held pursuant to the terms of this Agreement.

            3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated to the Assets on the basis set forth in the attached Schedule 3.3. All parties to this Agreement agree to utilize that allocation for tax and accounting purposes.

            3.4 LIABILITIES ASSUMED. The Buyer has not assumed, voluntarily or otherwise, or agreed to perform, discharge, satisfy or be responsible for, any indebtedness, obligation or liability of Seller of any nature whatsoever, whether known or unknown, suspected or unsuspected, and whether or not accrued, contingent or otherwise, except as specifically set forth in Schedule 3.4 attached hereto. Any of the liabilities assumed which require cash payments will be a deduction and credit against any cash payments required pursuant to Section
3.1.1 hereinabove.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. The following representations and warranties of Seller are made jointly and severally and are true and correct as of the Execution Date and will be true and correct as of the Closing Date:

            4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. FGC is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, with full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to own the Assets and conduct its business as owned and conducted on the date hereof. FGC is qualified to do business as a foreign corporation under the laws of any jurisdiction in which its business requires such qualification.

            4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller have been duly and validly authorized by the Board of Directors and sole shareholder of FGC. No further corporate authorization is required on the part of FGC to consummate the transactions contemplated hereby.

            4.3 VALID AND BINDING AGREEMENTS. This Agreement and the Non-Competition Agreement (as such terms are hereinafter defined), constitute the legal, valid and binding obligations of FGC, enforceable against FGC in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

            4.4 NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement or the Non-Competition Agreement by FGC and the Stockholder (to the extent a party thereto), nor compliance with the terms and provisions of this Agreement and the Non-Competition Agreement on the part of FGC and the Stockholder (to the extent a party thereto), will: (a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting FGC or the Stockholder (b) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency or any other person; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of FGC or any judgment, order, injunction, decree, agreement or instrument to which FGC or the Stockholder is a party, or by which FGC or the Stockholder is bound, or constitute a default thereunder. Except as set forth in
Schedule 4.4 annexed hereto, FGC has obtained, and there is in full force and effect, all consents of lessors and other persons which may be required in order to effect the transfer and assignment to the Buyer of all leases and other contractual rights included in the Assets.

            4.5 FINANCIAL INFORMATION.

                4.5.1. Annexed hereto as SCHEDULE 4.5 are the unaudited balance sheets and statements of operations of the Seller as of December 31, 1996 and December 31, 1997, and for the fiscal years then ended, and for the six months ended June 30, 1998, as prepared by management of FGC (the "Financial Statements").

                4.5.2. The Financial Statements represent the Seller's best estimate, of the financial position and results of operations of FGC as of the dates thereof and for the periods reflected therein.

                4.5.3. Except as expressly set forth in the Financial Statements as of June 30, 1998, and/or in the Schedules to this Agreement, or arising in the normal course of FGC's business since June 30, 1998, there are, as at the date hereof, no liabilities or obligations (including, without limitation, any tax liabilities or accruals) of FGC's business, including any contingent liabilities, that are, in the aggregate, material.

            4.6 NO MATERIAL CHANGES. Except as and to the extent described in
Schedule 4.6 annexed hereto (which Schedule may make reference to any other Schedule hereto) and/or in the Financial Statements, since June 30, 1998, FGC, has been operated only in the ordinary course, and there has not been:

                4.6.1. Any material change in the financial condition, operations or business of FGC from that shown in the June 30, 1998, Financial Statements and for the period then ended, any material acquisition or disposition of Assets, or any other material transaction or commitment relating to the Assets which was effected or entered into outside of the normal course of the FGC business;

                4.6.2. any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the FGC business, operations, assets, properties, financial condition or prospects of Assets or FGC;

                4.6.3. any declaration, payment or setting aside of any dividend or other distribution (other than in cash) of any assets or property utilized in the FGC business;

                4.6.4. any material increase in the rate of salary or compensation paid or payable to any employee, consultant or other person performing services in the FGC business; or

                4.6.5. any other event or condition arising from or out of the operations of FGC which has or will materially and adversely affect the business, financial condition, results of operations or prospects of FGC or the Assets.

            4.7 TAXES AND TAX RETURNS.

                4.7.1. All taxes, duties, fees and imposts (collectively "Taxes"), imposed, levied or assessed by the United States or by any state, municipality, subdivision or instrumentality of the United States, or by any other taxing authority, which are due and payable by FGC, and all interest and penalties thereon, whether disputed or not, have been paid in full; all tax returns and other information, certificates and declarations required to be filed in connection therewith and which affect FGC or the Assets have been accurately prepared and duly and timely filed; and all deposits required by law to be made by FGC with respect to any Taxes, or FGC's ability to convey the Assets, have been duly and timely made.

                4.7.2. Except as set forth in Schedule 4.7.2, annexed hereto, there are no audits pending with respect to any federal, state or local tax returns of FGC, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of FGC.

            4.8 PERSONAL PROPERTY; LIENS. FGC owns good and indefeasible title to all of the personal property utilized in its business, free and clear of all liens, pledges, claims, security interests and encumbrances whatsoever, except for: (a) rights of lessors in respect of those Assets which are leased by FGC;
(b) liens which solely secure the deferred purchase price of machinery, equipment, vehicles and/or other fixed assets, as indicated on Schedule 4.8; (c) liens for current taxes of FGC which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which proper reserves have been established by FGC; and (d) liens, pledges, claims, security interests, encumbrances, conditions or restrictions which are not, individually or in the aggregate, material in character or amount and do not interfere with the use made or presently proposed to be made of any such property (collectively, "Permitted Liens"). All material items of machinery, equipment, vehicles and other Assets owned or leased by FGC and utilized in its business are listed in Schedule 4.8 annexed hereto, and, except as and to the extent disclosed in Schedule 4.8, all of such Assets are in good operating condition and repair (reasonable wear and tear excepted) and are adequate for their use in its business as presently conducted, and are sufficient for the continued conduct of its business.

            4.9 REAL PROPERTY.

                4.9.1. FGC does not own or have any interest of any kind (whether ownership, lease or otherwise) in any real property utilized in its business except the leasehold interests under the lease for its business location, a true and complete copy of which is included within Schedule 4.9 (the "Lease").

                4.9.2. The Seller (and, to the best of the Seller's knowledge, the landlord thereunder) is presently in compliance with all of its obligations under the Lease, and the premises leased thereunder are in good condition (reasonable wear and tear excepted) and are adequate for the operation of FGC's business as presently conducted therefrom.

            4.10 PERMITS AND LICENSES. FGC possesses all required permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over FGC, necessary in order to operate its business in the manner presently conducted, all of which permits, licenses and/or franchises are valid, current and in full force and effect, except where the failure to have or maintain any such permit, license and/or franchise would not have a material adverse effect on FGC or the Assets. FGC has heretofore conducted its business in compliance with the requirements of such permits, licenses and/or franchises, and FGC has not received written notice of any default or violation in respect of or under any of such permits, licenses and/or franchises except where such default would not have a material adverse effect on FGC or its business.

            4.11 TRADE NAMES, TRADEMARKS AND COPYRIGHTS. The Schedule of Trade Names attached hereto as Schedule 4.11 contains a complete and accurate list of all trademarks, service marks, trade names, copyrights, trademark registrations or applications or copyright registrations or applications owned or utilized by FGC. To the best of Seller's knowledge, none of the trademarks, service marks, trade names, copyrights, trademark registrations or applications or copyright registrations or applications described on the Schedule of Trade Names violate or infringe upon the trademark, copyright or other proprietary right of any other corporation, entity or individual, or have been abandoned or are the subject of any cancellation petition or proceeding and Seller has not received any notice of such alleged violation or infringement. Seller will change the name of FGC at the Closing to one dissimilar from its present name.

            4.12 CUSTOMERS. To the best of Seller's knowledge, the Schedule of Customers attached as Schedule 4.12 contains an accurate and complete list of the current customers or potential customers of FGC. Seller has no information, nor is it aware of any facts, indicating that any of its current customers, clients or potential customers intend to cease doing business with FGC or to materially lower the amount of the business that each such party is presently doing or contemplates doing with FGC.

            4.13 CONTRACTS AND AGREEMENTS. To the best of Seller's knowledge, the Schedule of Contracts attached as Schedule 4.13 contains an accurate and complete list setting forth a description of each material indenture, agreement, contract, royalty agreement, license agreement, work-order, marketing agreement or any other services purchased or sales contract, agreement or arrangement, whether written or oral, or other material obligation, if any, to which FGC is a party, or by which it is bound as of the date hereof relating to the Assets. To the best of Seller's knowledge, each of the contracts, agreements or arrangements described on the Schedule of Contracts is a valid and binding obligation of the parties thereto and to the best of Seller's knowledge no party to any such contract, agreement or arrangement is in material default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice or both, would constitute a material default thereunder or would cause the acceleration of any material obligation of any party thereto, or the creation of a lien or encumbrance upon any of the Assets. The consummation of this Agreement will not constitute a default under or otherwise materially adversely affect the rights of FGC under any contract, agreement or arrangement described on the Schedule of Contracts or require the consent of any party thereto. True and complete copies of all contracts, agreements or arrangements described on the Schedule of Contracts have been attached as exhibits or made available to the Buyer.

            4.14 INSURANCE COVERAGE. To the best of the Seller's knowledge, the Schedule of Insurance set forth at Schedule 4.14 attached contains a complete and accurate description of each insurance policy maintained by FGC affecting, relating to or covering the Assets. To the best of Seller's knowledge, each such insurance policy described on the Schedule of Insurance is a valid and binding obligation of the insurer, and neither FGC nor the insurer is in material default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice or both, would constitute a material default thereunder or give rise to a right to cancel such policy. The insurance policies of FGC are in amounts deemed to be sufficient in view of the business of FGC.

            4.15 INVENTORY. The inventories of goods ("Inventories") shown on the Balance Sheets consist of items of a quality and quantity useable and saleable in the ordinary course of business by FGC. There has been no write down of inventory on the books of FGC. All items included in the inventories are the property of FGC, except for sales made in the ordinary course of business since the date of the June 30, 1998 Financial Statements; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of FGC. No items included in the Inventories have been pledged as collateral or are held by FGC on consignment from others. The inventories shown are based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

            4.16 TRADE SECRETS. Schedule 4.16 to this Agreement is a true and complete list, without extensive or revealing descriptions, of FGC's trade secrets, including all client and prospect lists, processes, know-how and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that Schedule. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others.

            FGC is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Schedule 4.16. FGC has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to FGC and not to be divulged or misused.

            All these trade secrets are presently valid and protectable, and are not part of the public knowledge or literature, nor to Seller's knowledge have they been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of FGC.

            4.17 LABOR, BENEFIT AND EMPLOYMENT AGREEMENTS.

                 4.17.1. Except as set forth in Schedule 4.17 annexed hereto, FGC is not a party to and has no commitment or obligation in respect of (a) any collective bargaining agreement or other labor agreement, or (b) any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s) of FGC. Schedule 4.17 sets forth the amount of all compensation or remuneration (including any discretionary bonuses) paid by FGC during the 1997 calendar year to employees or consultants who then received or presently receive aggregate compensation or remuneration at an annual rate in excess of $35,000.

                 4.17.2. No union is now certified or, to the best of the Seller's knowledge, claims to be certified as a collective bargaining agent to represent any employees of FGC, and there are no labor disputes existing or, to the best of the Seller's knowledge, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of FGC.

                 4.17.3. There are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of FGC. The Seller has not received any written notice of any actual or alleged violation by FGC of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

                 4.17.4. With respect to any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) to which FGC or any of its affiliates has at any time been required to make contributions, neither the Seller nor any of its affiliates has, at any time on or after April 29, 1980, suffered or caused any "complete withdrawal" or "partial withdrawal" (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on its part.

                 4.17.5. Except as disclosed in Schedule 4.17, FGC does not maintain, or have any liabilities or obligations of any kind with respect to, any bonus, deferred compensation, pension, profit sharing, retirement or other such benefit plan, or any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as and when due in respect of periods subsequent to the date hereof. Without limitation of the foregoing, (a) FGC has made all required contributions to or in respect of any and all such benefit plans, (b) no "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")) has been incurred in respect of any of such benefit plans, and the present value of all vested accrued benefits thereunder does not, on the date hereof, exceed the assets of any such plan allocable to the vested accrued benefits thereunder, (c) there has been no "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any such plan, and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, and (d) there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA) with respect to any such plan. All of such plans which constitute, are intended to constitute, or have been treated by the Seller as "employee pension benefit plans" or other plans within Section 3 of ERISA have been determined by the Internal Revenue Service to be "qualified" under Section 401(a) of the Code, and have been administered and are in compliance with ERISA and the Code; and FGC has no knowledge of any state of facts, conditions or occurrences such as would impair the "qualified" status of any such plans. All such plans will be terminated as of the Closing Date.

                 4.17.6. Except for the group insurance programs listed in
Schedule 4.17 FGC does not maintain any medical health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by statutory law, FGC does not have any liability, fixed or contingent, for health or medical benefits to any former employee.

            4.18 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth in Schedule 4.18 neither Stockholder nor any employee of FGC, nor any spouse or child of any of them has any direct or indirect interest in any competitor, customer or potential customer of FGC or in any person from whom or to whom FGC is doing business.

            4.19 PERSONNEL IDENTIFICATION AND COMPENSATION. Schedule 4.19 is a list of the names and addresses of all employees, agents, and representatives of FGC, stating the rates of compensation payable to each. At the Closing there shall be no obligation of any kind owed to or related to the employees or their employment. It is understood that all such employees shall be terminated at the Closing. Buyer shall determine, in its sole discretion, which if any of such employees it wishes to hire and under what terms and conditions.

            4.20 COMPLIANCE WITH LAWS.

                 4.20.1. FGC is in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of its business as presently constituted; and FGC has not received written notice of any default or violation under or in respect of any of the foregoing. FGC is not presently in material violation of any requirements of any of its insurance carriers.

                 4.20.2. Without limitation of Section 4.20.1 above, FGC has not, at any time during the three (3) year period prior to the effective date hereof, (a) handled, stored, generated, processed, released or disposed of any hazardous substances in violation of any federal, state or local environmental laws or regulations, or (b) otherwise committed any material violation of any federal, state or local environmental laws or regulations (including, without limitation, the provisions of the Environmental Protection Act, the Comprehensive Environmental Responsibility and Cleanup Act, and other applicable environmental statutes and regulations) or any material violation of the Occupational Safety and Health Act.

                 4.20.3. Neither FGC nor any of FGC's directors, officers or employees has received any written notice of default or violation, nor, to the best of Seller's knowledge, is FGC or any of its directors, officers or employees in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of FGC's business, affairs, properties or assets. Neither FGC nor any of FGC's directors, officers or employees, has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of FGC's business, affairs, properties or assets, which violation would have a material adverse effect on FGC or its Assets.

            4.21 BROKERAGE AND FINDER'S FEES. Seller has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

            4.22 LITIGATION. Except as set forth in Schedule 4.22 there are no known claims, legal actions, suits, arbitrations, or governmental investigations or other legal or administrative proceedings or orders, decrees or judgments in progress, pending or in effect, or, to the best knowledge of Seller's knowledge threatened against or relating to FGC, the Assets or the transactions contemplated by this Agreement.

            4.23 CONSENTS TO ASSIGNMENT Except as otherwise set forth in this Agreement no written consents to assignment of any lease, contract or agreement included in the Assets to which FGC is presently a party or by which it is bound is required in connection with the transactions contemplated by this Agreement.

            4.24 GOING CONCERN. The Seller has no knowledge of any fact, event, circumstance or condition (including, without limitation, any announced or anticipated changes in the policies of any material client, potential client or customer) that would materially impair the ability of the Buyer, from and after the Closing (as such term is hereinafter defined), to continue the FGC business in substantially the manner heretofore conducted, other than general, industry-wide conditions.

            4.25 DISCLOSURE AND DUTY OF INQUIRY. The Buyer is not nor will it be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Seller in this Agreement.

            4.26 INVESTMENT. Seller and Stockholder have reviewed the CEC filings with the Securities and Exchange Commission ("SEC"). Stockholder, is an accredited investor as defined by the SEC and Stockholder and Seller agree that any CEC shares which they receive pursuant to this Agreement are taken by them for investment and not for resale. Seller and Stockholder understand and agree that such shares will carry a restrictive legend indicating they are held for investment purposes and can only be resold pursuant to applicable securities laws.

            4.27 MATERIAL MISSTATEMENTS OR OMISSIONS. None of the representations or warranties set forth in this Section 4 are false or misleading in any material respect, or omits to state any fact required to be stated therein or necessary in order to make any of the statements therein not misleading in any material respect in light of the circumstances under which they are made.

         5. CERTAIN COVENANTS AND AGREEMENTS OF SELLER.

            5.1 CONDUCT OF BUSINESS BEFORE THE CLOSING. Prior to the Closing (a) FGC shall conduct its business diligently, in good faith and in the ordinary and usual course, consistent with past practices; and (b) none of the Assets will be sold, assigned, conveyed, transferred, encumbered, pledged or subjected to any lien, right or security interest of any third party.

            5.2 ACCESS AND INFORMATION. Prior to the Closing Seller will afford the Buyer, its counsel, accountants and other representatives, reasonable access to all of the properties, books, contracts and records of FGC and any records concerning FGC maintained and accumulated by the counsel and/or accountants to FGC pertaining to the Assets, and will furnish such persons and entities with all information, including copies of books, contracts and records, concerning the affairs of FGC as they relate to FGC and the Assets which the Buyer or its representatives may reasonably request.

            5.3 NON-COMPETITION. For a period of one (1) year from and after the date Stockholder ceases to be an employee of Buyer, Stockholder agrees that he will not engage in the same business as FGC within the States of Arizona, California, Iowa, Louisiana, Maryland, Missouri, Nevada, North Carolina, New Jersey, New Mexico, New York or Oregon provided that ownership of a non-operating and dormant entity known as Golf, Inc., so long as it shall continue to be non-operating and dormant and ownership of less than 1% of the outstanding securities of any class of securities traded on a national securities exchange or the NASDAQ National Market System will not be deemed to be engaging, solely by reason thereof, in a competing business. In the event the covenants, conditions or limitations of this provision are invalid or unenforceable in part by reason of being too broad in scope, too long in duration or applicable to too wide a geographic area, such covenants, conditions and limitations shall not totally fail but shall be deemed and construed in all respects to be limited to the maximum scope, duration and area permitted by law, and in such manner to be specifically enforceable to carry out the intent of the parties.

            5.4 SALES AND USE TAXES. Any sales or use taxes imposed on or as a result of the transfer of the Assets from FGC to the Buyer shall be the sole responsibility of, and shall be paid by FGC and FGC shall indemnify and hold Buyer harmless on account thereof.

            5.5 FINANCIAL STATEMENTS. Seller will provide Buyer with FGC audited financial statements for its last two (2) fiscal years in form and substance acceptable to Buyer, which audited financial statements shall not be materially different from the unaudited Financial Statements delivered to Buyer pursuant to
Section 4.5 hereinabove. The cost of such audit shall be paid by Buyer.

         6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The following representations and warranties of the Buyer are true and correct as of the Execution Date and will be true and correct as of the Closing Date:

            6.1 VALIDITY AND ENFORCEABILITY OF AGREEMENT. All proceedings or corporate actions required to be taken by the Buyer relative to the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been or will shortly be properly taken. This Agreement has been duly executed on behalf of the Buyer and is a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be affected by (i) laws of general application relating to the enforcement of creditors' rights, or (ii) the availability of equitable remedies which are subject to the discretion of the court before which any proceedings therefor may be brought.

            6.2 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by the Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the Buyer's Articles of Incorporation or Bylaws, or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which the Buyer is a party or by which it may be bound or affected.

            6.3 ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. To the best of Buyer's knowledge, the Buyer has all requisite corporate power and authority and is entitled to carry on its business as now being conducted. Buyer is a wholly-owned subsidiary of CEC.

            6.4 BROKERAGE AND FINDER'S FEES. The Buyer has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, except as to Foy Sparks, for which Buyer shall be solely responsible.

            6.5 MATERIAL MISSTATEMENTS OR OMISSIONS. None of the representations or warranties set forth in this Section 6 is false or misleading in any material respect, or omits to state any fact required to be stated therein or necessary in order to make any of the statements therein not misleading in any material respect in light of the circumstances under which they are made.

         7. COVENANTS OF THE BUYER. Prior to the Closing Date, the Buyer agrees not to divulge, communicate, use to the detriment of the Companies or for the benefit of any other corporation, entity or individual, or misuse in any way, any confidential information or trade secrets of FGC; provided, however, such obligation shall terminate upon the occurrence of any of the following: (i) where such information now or hereafter becomes part of the public domain, and the Buyer has not obtained or learned such information as the result of "misappropriation" or "improper means," as those terms are defined in California Civil Code, Section 3426.1; (ii) such information is already in the possession of the Buyer at the time of the disclosures so long as it was acquired from other than Seller or otherwise than by misappropriation or improper means; (iii) such information hereafter comes into the possession of the Buyer from a third party without breach of this contract; or (iv) such information is independently developed by the Buyer.

         8. BULK TRANSFER LAW COMPLIANCE. Seller has advised Buyer that compliance with the Arizona provisions of the Commercial Code ("Bulk Transfer Law"), of the intended sale of the Assets contemplated by this Agreement is not required.

         9. CLOSING DATE. The Closing Date of the transactions contemplated by this Agreement, and the exchange of the consideration and the other documents described herein, shall take place at 10:00 a.m. on September __, 1998 ("Closing Date") at 1500 W. Balboa Boulevard, Suite 201, Newport Beach, California, or at such other time, on such other date and/or at such other place and date as the parties hereto may agree.

         10. CONDITIONS PRECEDENT TO CLOSING.

             10.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The Closing shall not take place unless all of the following conditions have been fulfilled and satisfied or have been waived in writing by the Buyer (such conditions are solely for the benefit of the Buyer):

                  10.1.1. Seller shall have delivered the assignments, conveyances and bills of sales as required by Section 2 hereof.

                  10.1.2. Seller shall have obtained all consents, approvals, orders and/or clearances, if any, required of them in order to consummate the transactions contemplated by this Agreement, including, without limitation, the assignment of contracts and the termination of any security interest in or covering any of the Assets.

                  10.1.3. There shall not have been discovered any material inaccuracy with respect to any representation or warranty of Seller contained in this Agreement. Seller shall deliver to the Buyer at the Closing a certificate certifying the foregoing.

                  10.1.4. There shall be no material covenant or agreement of Seller contained in this Agreement and required to be performed before the Closing which has been breached in any material respect. Seller shall deliver to the Buyer at the Closing a certificate certifying the foregoing.

                  10.1.5. No filing under the Bulk Transfer Law shall have been required.

                  10.1.6. Seller shall deliver the audited financial statements required pursuant to Section 5.5 hereinabove.

                  10.1.7. Seller shall have executed the investment representation letter in the form of Schedule 10 attached and shall have agreed to hold the shares for no less than two years and for investment purposes only.

             10.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The Closing shall not take place unless all of the following conditions have been fulfilled, satisfied, or have been waived in writing by Seller (such conditions are solely for the benefit of Seller):

                  10.2.1. There shall not have been discovered any material inaccuracy with respect to any representation or warranty of the Buyer contained in this Agreement. The Buyer shall deliver to Seller at the Closing a certificate certifying the foregoing.

                  10.2.2. There shall be no material covenant or agreement of the Buyer contained in this Agreement and required to be performed before the Closing which has been breached in any material respect. The Buyer shall deliver to Seller at the Closing a certificate certifying the foregoing.

                  10.2.3. The Buyer shall have delivered to Seller the Purchase Price required to be delivered at the Closing.

         11. INDEMNIFICATION.

             11.1 Seller shall indemnify, defend, protect and hold the Buyer, and/or its officers, directors, shareholders, agents, successors and assigns ("Buyer Indemnified Parties"), harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, judgments, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees, that the Buyer Indemnified Parties shall incur or suffer, which claims or liabilities are threatened against the Buyer Indemnified Parties, which arise or result from, or relate to or are in any way connected with any Buyer Event of Indemnity (as defined below). For purposes hereof, the term Buyer Event of Indemnity means and includes any of the followings:

                             (i) Any material incorrectness in any
representation or warranty of Seller as set forth in this Agreement or in any schedule, certificate or other document delivered in connection herewith.

                             (ii) Any material failure by Seller to perform its
respective covenants or agreements pursuant to this Agreement.

                             (iii) Any indebtedness, obligation or liability of
Seller not expressly assumed by the Buyer pursuant to Section 3.4 of the Agreement.

             11.2 The Buyer shall indemnify, defend, protect and hold Seller, and/or its agents, successors and assigns ("Seller Indemnified Parties"), harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, judgments, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees, that Seller Indemnified Parties shall incur or suffer, which claims or liabilities are threatened against Seller Indemnified Parties, which arise or result from, or relate to or are in any way connected with any Seller Event of Indemnity (as defined below). For purposes hereof, the term Seller Event of Indemnity means and includes any of the following:

                             (i) Any material incorrectness in any
representation or warranty of the Buyer as set forth in this Agreement or in any schedule, certificate or other document delivered in connection herewith.

                             (ii) Any material failure by the Buyer to perform
its covenants or agreements pursuant to this Agreement.

         12. ARBITRATION AND ALTERNATIVE DISPUTE RESOLUTION.

             12.1 OBLIGATION TO ARBITRATE. Any dispute between the parties relating to the interpretation and enforcement of their rights and obligations under this agreement shall be resolved solely by arbitration in accordance with the provisions of this section.

             12.2 BINDING ARBITRATION. Any dispute between the parties that is to be resolved by arbitration shall be settled and decided by arbitration conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as provided below. Any such arbitration shall be held and conducted in Orange County, California before one arbitrator who shall be selected by mutual agreement of the parties; if agreement is not reached on the selection of an arbitrator within thirty (30) days, then such arbitrator shall be appointed by the presiding judge of the superior court of the county in which the arbitration is to be conducted.

             12.3 ARBITRATION RULES AND PROCEDURES. The provisions of the Commercial Arbitration Rules of the American Arbitration Association shall apply and govern such arbitration, subject, however, to the following:

                  12.3.1. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statute of limitations or by agreement of the parties, whichever is applicable.

                  12.3.2. The arbitrator or arbitrators appointed must be former or retired judges or "attorneys" with at least ten (10) years experience in business and business acquisition matters, or nonattorneys with like experience in the area of dispute.

                  12.3.3. All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

                  12.3.4. The arbitrator or arbitrators shall prepare in writing and provide to the parties factual findings and the reasons on which the decision of the arbitrator or arbitrators is based.

                  12.3.5. Final decision by the arbitrator or arbitrators must be made within ninety (90) days from the date the arbitration proceedings are initiated.

                  12.3.6. The prevailing party shall be awarded reasonable attorneys' fees, expert and nonexpert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, unless the arbitrator or arbitrators for good cause determine otherwise.

                  12.3.7. Costs and fees of the arbitrator or arbitrators shall be borne by the non-prevailing party, unless the arbitrator or arbitrators for good cause determine otherwise.

                  12.3.8. The award or decision of the arbitrator or arbitrators, which may include equitable relief, shall be final and judgment may be entered on it in accordance with applicable law in any court having jurisdiction over the matter.

                  12.3.9. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including Section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes which are arbitrated pursuant to this Section.

         13. EXPENSES. Each party shall pay its own expenses (including the fees and expenses of its legal counsel, accountants and any other advisors, consultants or experts) in connection with the transactions contemplated hereunder.

         14. NOTICES. All notices, requests, demands and other communications required or contemplated hereunder shall be in writing, shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon the earlier of
(a) the date of personal delivery to the person to receive such notice at the address indicated below or (b) if mailed to the person to receive such notice at the address indicated below, four (4) business days after the date of posting by the United States Post Office as evidenced by the execution of the return receipt. The parties' addresses, for all purposes hereof, are as follows:

            Seller:                   First Golf Corporation
                                      4409 South Rural Road, Suite 202
                                      Tempe, Arizona 85282
                                      Attention: W. Samuel Gunderson, President

            Buyer:                    First Golf Acquisition Corporation
                                      c/o CEC Properties, Inc.
                                      1500 W. Balboa Boulevard
                                      Suite 201
                                      Newport Beach, California 92663
                                      Attention: Paul Balalis, President

Notice of change of address shall be given by written notice but shall not be deemed effective until it has been given in the manner detailed in this Section.

         15. APPLICABLE LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

         16. ATTORNEYS' FEES AND LITIGATION COSTS. If any suit, legal proceeding, arbitration or other action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such proceedings or action, in addition to any other relief to which it may be entitled.

         17. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements, representations, warranties, indemnities, covenants and agreement made by each of the parties hereto shall survive the Closing Date.

         18. WAIVERS. No waiver of any breach or default hereunder, or of any condition precedent to the performance of any obligation hereunder, shall be considered valid unless in writing and signed by the parties giving such waiver or against whom such waiver is to be enforced, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         19. INTERPRETATION. The parties hereto acknowledge and agree that each has been given the opportunity to independently review this Agreement with legal counsel, and has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. In the event of any ambiguity in or dispute regarding the interpretation of this Agreement, or any provision hereof, the interpretation of this Agreement shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the party who is the draftsman of this Agreement.

         20. PARTIAL INVALIDITY AND SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall, in any fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portion thereof.

         21. SECTION HEADINGS. The section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

         22. REFERENCE TO SECTIONS. All references to sections are deemed to include references to the sections' subsidiary to the section referred to when the context so requires. The term "this Section" refers to the Section of the Agreement in which the reference is made and all other Sections subsidiary to the Section referred.

         23. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, their respective successors and permitted assigns, and each individual party hereto and his or her heirs, personal representatives, estates, successors and permitted assigns.

         24. FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such other instruments, in form and substance mutually agreeable to the parties, as any other party may reasonably require in order to carry out the terms of this Agreement or to implement, complete or further the transactions contemplated by this Agreement.

         25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         26. ENTIRE AGREEMENT; AMENDMENT. This Agreement, any all certificates, schedules and exhibits incorporated herein, and all other agreements, documents or writings required to be delivered in connection herewith contain the entire understanding among the parties hereto with respect to the subject matter among the parties hereof and supersedes any and all prior or contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. No addition, modification or amendment of or to any term or provision of this Agreement, or to this Agreement as a whole, shall be effective unless set forth in writing and signed by all of the parties hereto.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

                                        FIRST GOLF CORPORATION


__________________________              By:_______________________________
W. Samuel Gunderson                        W. Samuel Gunderson, President

                                        By:_______________________________
                                                              , Secretary


                                        FIRST GOLF ACQUISITION CORPORATION


                                        By:_______________________________
                                                 Paul Balalis, President


                                        By:_______________________________
                                                 Donald Norbury, Secretary



                                       23